Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations: Mike Ratcliff 717-592-2316 Office 717-329-1407 Mobile mike.ratcliff@tycoelectronics.com	Investor Relations: John Roselli 610-893-9559 Office john.roselli@tycoelectronics.com Keith Kolstrom 610-893-9551 Office keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS ANNOUNCES DEFINITIVE AGREEMENT TO SELL ITS

WIRELESS SYSTEMS BUSINESS TO HARRIS CORPORATION FOR $675 MILLION;

ANNOUNCES PRELIMINARY FISCAL SECOND QUARTER RESULTS

PEMBROKE, Bermuda — April 16, 2009 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today announced that the company has entered into a definitive agreement to sell its Wireless Systems business to Harris Corporation for $675 million in cash, subject to final working capital adjustments.  Wireless Systems is a leader in the development of large-scale critical communications systems based on Internet Protocol (IP) technology for customers in the public safety, utility, transit and public service industries.  The business generated sales of $461 million in fiscal 2008.

According to Tyco Electronics Chief Executive Officer Tom Lynch, “The sale of the Wireless Systems business will increase our focus on our core connectivity business and substantially completes the streamlining of our portfolio that we began two years ago.  Wireless Systems is an ideal fit for Harris, whose size, resources and experience in the communications industry should help position the business for accelerated growth.”

The transaction is subject to customary regulatory approvals and is expected to close in the summer of 2009.  Tyco Electronics will report the results of the Wireless Systems business as a discontinued operation beginning with its fiscal third quarter, ending June 26, 2009.

FISCAL SECOND QUARTER PRELIMINARY RESULTS

The company also provided the following preliminary results and information for its fiscal second quarter ended March 27, 2009:

•                  Sales for the fiscal second quarter were $2.46 billion, in-line with the company’s previous guidance.

•                  The company expects to report a non-cash goodwill impairment charge in the range of $3.3 billion to $3.8 billion.  This estimated charge is due to significant sales and earnings declines, primarily in the company’s Electronic Components segment.  The company is currently in the process of completing its goodwill assessment.

•                  The company also expects to report $135 million of charges related to its portion (31 percent) of previously-disclosed Tyco International securities litigation.  The charges include the settlement of two cases in the quarter and the establishment of a reserve for the remaining securities litigation under the parties’ separation and distribution agreement.

•                  As a result of these charges, as well as restructuring charges of approximately $200 million, the company expects to report a GAAP operating loss for the quarter in the range of $3.6 billion to $4.1 billion.  Excluding these charges, adjusted operating income for the quarter is expected to be approximately $75 million.

The company will report complete results for its fiscal second quarter before trading begins on April 29, 2009.

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems and wireless systems, with fiscal 2008 sales of US$14.8 billion to customers in more than 150 countries.  We design, manufacture and market products for customers in industries from automotive, appliance and aerospace and defense to telecommunications, computers and consumer electronics.  With nearly 8,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage.  More information on Tyco Electronics can be found at http://www.tycoelectronics.com/.

NON-GAAP MEASURE

The company has discussed above its expected operating income before unusual items including costs related to legal settlements, restructuring costs, impairment charges and other income or charges (“Adjusted Operating Income”). The company utilizes Adjusted Operating Income to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions. It is also a significant component in the company’s incentive compensation plans. Adjusted Operating Income is a useful measure for investors because it better reflects the company’s underlying operating results, trends and the comparability of these results between periods. The difference between Adjusted Operating Income and operating income (the most comparable GAAP measure) consists of the impact of charges related to litigation settlement costs, restructuring costs, impairment charges and other income or charges that may mask the underlying operating results and/or business trends. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported operating income. This limitation is best addressed by using Adjusted Operating Income in combination with operating income (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private

Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law.  The forward-looking statements in this release include statements addressing the following subjects: our ability to consummate the sale of our Wireless Systems business and our future financial condition and operating results. Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as developments in the credit markets; conditions affecting demand for products, particularly the automotive industry and the telecommunications, computer and consumer electronics industries; competition and pricing pressure; fluctuations in foreign currency exchange rates; political, economic and military instability in countries outside the U.S.; compliance with current and future environmental and other laws and regulations; and the possible effects on us of changes in tax laws, tax treaties and other legislation. More detailed information about these and other factors is set forth in Tyco Electronics’ Annual Report on Form 10-K/A for the fiscal year ended September 26, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2008, as well as in Tyco Electronics’ Current Reports on Form 8-K and other reports filed by Tyco Electronics with the Securities and Exchange Commission. Tyco Electronics will provide additional discussion and analysis and other important information concerning its fiscal second quarter financial results and condition when it reports actual results.

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